September 10, 2001                               Advance Financial Bancorp
                                                 Stephen M. Gagliardi
                                                 (304) 737-3531


IMMEDIATE RELEASE
-----------------


                 ADVANCE FINANCIAL BANCORP COMPLETES ACQUISITION
                     OF OHIO STATE FINANCIAL SERVICES, INC.


         September 10, 2001: Advance Financial Bancorp (NASDAQ Small Cap market -- "AFBC"), Wellsburg, West Virginia announced that it has completed its acquisition of Ohio State Financial Services, Inc. ("OTC BB -- "OSFS"), Bridgeport, Ohio. Advance Financial Bancorp ("Advance Financial") is a unitary thrift holding company that owns all of the stock of Advance Financial Savings Bank, and Ohio State Financial Services, Inc. ("OSFS") was a holding company that owned all of the stock of Bridgeport Savings and Loan Association. As previously announced, Advance Financial and OSFS entered into an Agreement and Plan of Merger on April 18, 2001. Pursuant to the Agreement, each outstanding share of OSFS common stock owned by stockholders will receive $16.00 in cash. Pursuant to the Agreement, OSFS will no longer be in existence, and its subsidiary, Bridgeport Savings and Loan Association has been merged with and into Advance Financial Savings.

         As a result of the merger, Advance Financial will have assets and stockholders' equity of approximately $193.5 million and $16.6 million, respectively. Advance Financial Savings Bank now operates from its main office in Wellsburg, West Virginia and four full-service branch offices in Follansbee, West Virginia and Wintersville, Bridgeport and Shadyside, Ohio.

         Stephen M. Gagliardi, President and Chief Executive officer of Advance Financial, stated, "The acquisition of OSFS is a positive addition to Advance Financial. Merging Bridgeport Savings and Loan Association into Advance Financial Savings will permit us to offer our full line of financial services to Bridgeport Savings and Loan Association customers and the residents and businesses in their communities. We believe that the acquisition of OSFS will enhance the value of Advance Financial and will be accretive to earnings within its first year of operation."